Exhibit 10.22

HERBALIFE LTD.
2014 STOCK INCENTIVE PLAN

LEAD DIRECTOR

STOCK UNIT AWARD AGREEMENT

This Lead Director Stock Unit Award Agreement (this “Agreement”) is dated as of ___________ (the “Grant Date”), and is between Herbalife Nutrition Ltd. (formerly Herbalife Ltd., and referred to herein as the “Company”) and __________ (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders, established the Herbalife Ltd. 2014 Stock Incentive Plan (as amended to date and as may be amended from time to time, the “Plan”);

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to grant awards under the Plan in the form of Stock Units to the Lead Director of the Board in order to attract and retain a qualified Lead Director and align his or her interests with those of the Company’s shareholders; and

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.
Definitions

Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2.
Grant

The Company hereby grants to Participant an Award of __________ Stock Units (the “Award”) in accordance with Section 10 of the Plan and subject to the conditions set forth in this Agreement and the Plan. Each Stock Unit represents the right to receive one share of Common Stock (as adjusted from time to time pursuant to Section 15 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement and the Plan. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan.

3.
Vesting
(a)
Participant’s Stock Units and rights in and to the Common Stock subject to the Stock Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to Participant’s continued service as the Lead Director of the Board, the Award shall become vested with respect to 100% of the Stock Units awarded hereunder on __________ (“Vesting Date”). Stock Units awarded hereunder that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.” Except as provided in Paragraphs 3(b) or (c), upon the cessation of Participant’s service as the Lead Director of the Board for any reason, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.
(b)
Notwithstanding anything herein or in the Plan to the contrary, upon the termination of Participant’s service as the Lead Director of the Board by reason of Participant’s death or disability (as such term if defined in Section 22(e) of the Code), all Unvested Units shall vest as of the date of such termination of service.
(c)
Notwithstanding anything herein or in the Plan to the contrary, upon the occurrence of a Change in Control, the vesting of the Award shall be accelerated such that 100% of the aggregate number of Stock Units subject to the Award (as set forth in Paragraph 2 above) shall be or become Vested Units as of immediately prior to the consummation of the Change in Control.
4.
Settlement of Vested Units
(a)
Each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 15 of the Plan) to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, following the applicable Vesting Date (or vesting date in accordance with Paragraph 3(b) or 3(c) above); provided that Participant has satisfied all of the tax withholding obligations described in Paragraph 6, and that Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Common Stock. The issuance of the Common Stock hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.
(b)
Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Common Stock in respect of Vested Units, (ii) the Company shall not be obligated to deliver any Common Stock during any period when the Company determines that the delivery of Common Stock hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which Common Stock are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address administrative matters.
5.
Status of Participant

Prior to any issuance of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for Participant or Participant’s account nor shall Participant have any of the rights of a shareholder (including, without limitation, any voting or dividend rights) with respect to either the Stock Units granted hereunder or the Common Stock underlying the Stock Units, unless and until such Common Stock are actually delivered to Participant hereunder.

6.
Taxes

Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company may take with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award or the subsequent sale of Common Stock issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability or achieve a particular tax result. Prior to any event in connection with the Award (e.g., vesting or settlement in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation, Participant is required to arrange for the satisfaction of the amount of such tax withholding obligation in a manner acceptable to the Company.

7.
Plan Controls

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Plan; provided, however, the term “Paragraph” refers to provisions of this Agreement.

8.
Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary and (b) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary. The Company shall be under no obligation whatsoever to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

9.
Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan or this Agreement, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

10.
Transfer Restrictions

The Award (whether or not vested) may not be assigned or transferred otherwise than by will or by the laws of descent and distribution. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

11.
Data Privacy

Participant understands that the Company and one or more of its Subsidiaries or affiliates may collect, maintain, process and disclose certain personal information about Participant for the exclusive purpose of implementing, administering and, managing the Plan. Such information may include, but is not limited to: Participant’s name, home address, email address, telephone number, date of birth, social insurance number, compensation, job title, any shares of Common Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor. Participant further understands that such personal information will be transferred to one or more third parties selected by the Company to assist the Company with the implementation, administration and management of the Plan. Participant understands that such data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation.

12.
General Provisions
(a)
No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
(b)
Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company reasonably may request in order to carry out the intent or accomplish the purposes of this Agreement and the Plan.
(c)
Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
(d)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
(e)
Securities Law Compliance. Participant understands that the Company is under no obligation to register for resale the Common Stock issued upon settlement of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Common Stock issued as a result of or under the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Stock underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Common

Stock must also comply with other applicable laws and regulations governing the sale of such shares.
(f)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award made under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn by Participant. If the attempted electronic delivery of such documents fails, Participant will be provided with a paper copy of the documents. Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.
(g)
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(h)
Insider Trading Restrictions. Participant acknowledges that Participant is subject to insider trading laws and regulations which may affect his or her ability to accept, acquire, sell or otherwise dispose of Common Stock or rights to Common Stock (e.g., Stock Units) during such times Participant is considered to have “material nonpublic information” regarding the Company as defined in U.S. federal and state securities laws and regulations. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Compliance Policy. Participant acknowledges that it is his or her responsibility to comply with all applicable insider trading laws and regulations and to review the Company’s Insider Trading Compliance Policy and comply with the restrictions therein. Participant is advised to review the Company’s Insider Trading Policy and speak to his or her personal advisor on this matter.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE NUTRITION LTD.